Exhibit 99.1

Lifeway Foods® Announces Annual Meeting Results and Provides Update to Shareholders

All Eight Company Director Nominees Elected to Board

Company Announces Latest Step in Ongoing Review of Strategic Alternatives with Hiring of Kroll Securities, LLC as Financial Advisor

Responds to Letter from Kanen Wealth Management and Highlights Positive Business Momentum

MORTON GROVE, Ill., June 16, 2023 – The Board of Directors (the “Board”) of Lifeway Foods, Inc. (Nasdaq: LWAY) ("Lifeway" or the “Company"), a leading U.S. supplier of kefir and fermented probiotic products to support the microbiome, today announced the results of its 2023 Annual Meeting of Shareholders (the “Annual Meeting”) and provided other updates to shareholders.

Annual Meeting Results

At the Annual Meeting held on June 15, 2023, shareholders supported Proposal 1, electing the Company’s eight nominees to the Board. Shareholders also supported Proposal 2, ratifying Grant Thornton LLP as the Company’s independent financial auditor for fiscal year 2023 and Proposal 3, approving, by a non-binding advisory vote, executive compensation.

Notably, a leading independent shareholder advisory firm, Institutional Shareholder Services Inc., recommended that shareholders vote for the Company’s eight director nominees.

Hiring of Financial Advisor

The Audit & Corporate Governance Committee of the Board has retained Kroll Securities, LLC as its exclusive financial advisor to support its ongoing evaluation of strategic alternatives. In connection with this engagement, the independent members of the Board stated:

“We are always open to considering all available avenues to maximize shareholder value. While we are confident in the Company’s current strategy, we are also committed to exploring strategic alternatives that might be in the best interests of all shareholders. Over the course of the past several months we have been considering potential options, and the hiring of Kroll represents the next step in this process. We will provide further updates as appropriate.”

Response to Kanen Wealth Management

In response to the June 8th press release issued by David Kanen, President and CEO of Kanen Wealth Management (“KWM”), the Board stated:

“Lifeway has a highly qualified Board and management team that collectively possess the right skills and experience to continue driving positive performance and creating value for shareholders. Chief Executive Officer Julie Smolyansky and the entire leadership team are successfully executing our Lifeway 2.0 strategy to optimize growth, productivity and profitability.

The Board is committed to maintaining high standards of corporate governance and has a strong, clearly defined Lead Independent Director role. With respect to executive compensation, the Board consistently engages with our shareholders and has listened to their concerns – making changes to more directly align pay with performance – including with the advice of a leading independent compensation consultant.

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We are disappointed that KWM – an activist investor with a history of targeting companies and which in the past has had to apologize for breaching settlement agreements – has chosen to publicly attack Lifeway and our leadership. This is especially unfortunate given that KWM did not raise its concerns with us privately, despite our prior interactions with the firm’s principal. KWM’s recent letter is riddled with inaccuracies, mischaracterizations and blatantly false statements that demonstrate its ignorance of our business.

As significant owners of the Company – with combined ownership of 18% – the members of the Board are fully aligned with shareholders and collectively have more skin in the game than KWM. We will continue to represent the best interests of all shareholders.

KWM’s communication ignores the following evidence of strong momentum in the business:

•	Lifeway has delivered 14 consecutive quarters of strong year-over-year net sales growth and has shown continued dominance within the U.S. kefir industry as it has broadened access to its best-in-class kefir products, introduced innovative offerings for consumers focused on health and wellness, and enhanced brand awareness.

•	Total shareholder return over the past year was ~44% and over the past three years was ~191%.[1]

•	Lifeway is currently the 9th largest yogurt manufacturer in the U.S. based on sales and is growing its customer base with targeted marketing and branding strategies.

•	In the first quarter of 2023, the Company saw continued positive results and is poised to capitalize on macro trends as customer demand for its products grows, with accelerating unit velocities of the core kefir line.

•	Gross profit as a percentage of net sales increased to 21.7% in the first quarter of 2023 compared to 16.4% in the first quarter of last year.

•	Even as inflationary trends have put downward pressure on consumer spending, Lifeway’s premium products continue to see high levels of demand, demonstrating the value of its premium products and customer loyalty.

Litigation Update

As previously disclosed, there is no basis in law or fact for the purported director nominations put forth by Edward and Ludmila Smolyansky and their attempt to do so is in contravention of the 2022 settlement agreement with the Company. The Company will continue to take steps to ensure that the best interests of all shareholders are protected and vigorously prosecute claims against Edward and Ludmila Smolyansky in the Circuit Court of Cook County, Illinois.

[1] As of market close on June 13, 2023.

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About Lifeway Foods, Inc.

Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces cheese, probiotic oat milk, and a ProBugs line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Contacts

Derek Miller

Vice President of Communications, Lifeway Foods

Email: derekm@lifeway.net

OR

Joe Germani / Dan Zacchei

Longacre Square Partners

jgermani@longacresquare.com / dzacchei@longacresquare.com

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